Exhibit 5.1

Ampa Tower	info@goldfarb.com
98 Yigal Alon Street	www.goldfarb.com
Tel Aviv 6789141, Israel
Tel +972 (3) 608-9999
Fax +972 (3) 608-9909

November 6, 2017

ReWalk Robotics Ltd.

Kochav Yokneam Building, Floor 6

P.O. Box 161

Yokneam Ilit, 20692

Israel

Ladies and Gentlemen,

We refer to the Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), on behalf of ReWalk Robotics Ltd. (the “Company”), relating to 2,221,575 of the Company’s Ordinary Shares, par value NIS 0.01 per share (the “Shares”), issuable under the ReWalk Robotics Ltd. 2014 Incentive Compensation Plan (the “2014 Plan”).

This opinion is being furnished in connection with the requirements of Items 601(b)(5) and (b)(23) of Regulation S-K under the Act, as amended, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the prospectus that is a part of the Registration Statement, other than as expressly stated herein with respect to the issuance of the Shares.

We are members of the Israel Bar and we express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of Israel.

In connection with this opinion, we have examined such corporate records, instruments, other documents, certificates and statements of officers of the Company and such questions of Israeli law as we have considered necessary or appropriate to enable us to render the opinions expressed herein. In such examination, we have assumed the genuineness of all signatures, the legal competency and capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of copies submitted to us, the authenticity of the originals of such copies and, as to matters of fact, the accuracy of all statements and representations made by officers of the Company. We have also assumed that each individual grant under the 2014 Plan that will be made after the date hereof will be duly authorized by all necessary corporate action.

Based on the foregoing and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Shares have been duly authorized by the Company, and, when issued in accordance with the 2014 Plan and paid for pursuant to the terms of the 2014 Plan, will be validly issued, fully paid and non-assessable.

This opinion is rendered as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Act.

Very truly yours,
/s/ Goldfarb Seligman & Co.
Goldfarb Seligman & Co.